Exhibit 10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to (a) the use in this Post-Effective Amendment No. 36 to Registration Statement No. 033-88458 on Form N-4 of our report dated February 24, 2006, relating to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, which are included in the Statements of Additional Information of Pacific One Separate Account A and Pacific One Select Separate Account A, which are part of such Registration Statement; (b) the incorporation by reference in the Statements of Additional Information of Pacific One Separate Account A and Pacific One Select Separate Account A, which are part of such Registration Statement, of our report dated March 1, 2006, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2005 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the periods presented, appearing in the Annual Report of Separate Account A dated December 31, 2005; (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statements of Additional Information of Pacific One Separate Account A and Pacific One Select Separate Account A, which are part of such Registration Statement and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific One Separate Account A and the Prospectus of Pacific One Select Separate Account A, which are part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
April 17, 2006